Exhibit 12.1


Ratio of Earnings to fixed charges
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

                                                            Year ended January 31,                        Six months ended July 31,
                                       ----------------------------------------------------------------   -------------------------
                                            2000         2001         2002         2003         2004           2004         2003
                                       ------------ ------------ ------------ ------------ ------------   ------------ ------------


Pre-tax income from continuing
operations (net of minority
interest in net income)                $     18,750 $     25,623 $     28,477 $     43,294 $     59,771   $     42,491 $     26,964

Add fixed charges computed below              9,201       12,289       13,542       16,254       23,227         11,619       10,788
                                       ------------ ------------ ------------ ------------ ------------   ------------ ------------

Consolidated earnings available
for Fixed Charges                      $     27,951 $     37,912 $     42,019 $     59,548 $     82,998   $     54,110 $     37,752
                                       ============ ============ ============ ============ ============   ============ ============



Consolidated Fixed Charges

Interest expense per financial
statements                             $      3,656 $      5,370 $      5,312 $      5,127 $      5,840   $      1,716 $      2,716

Portion of rentals (1/3) representing
an interest factor                            5,545        6,919        8,230       11,127       17,387          9,903        8,072
                                       ------------ ------------ ------------ ------------ ------------   ------------ ------------

Consolidated Fixed Charges             $      9,201 $     12,289 $     13,542 $     16,254 $     23,227   $     11,619 $     10,788
                                       ============ ============ ============ ============ ============   ============ ============

Consolidated Ratio of Earnings to
Fixed Charges                                   3.0          3.1          3.1          3.7          3.6            4.7          3.5
                                       ============ ============ ============ ============ ============   ============ ============
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